Exhibit 5.1
[MILBANK LETTERHEAD]
October 19, 2005
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131

Re:	Registration Statement on Form S-4 of Vector Group Ltd.
Ladies and Gentlemen:
     We have acted as special counsel to Vector Group Ltd., a Delaware corporation (“Vector”) with respect to certain matters in connection with the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Vector with the United States Securities and Exchange Commission (the “Commission”) with respect to the shares of Vector common stock, par value $0.10 per share (the “Vector Common Stock”), proposed to be issued in connection with Vector’s offer (the “Offer”), through VGR Holding Inc., a wholly owned subsidiary of Vector (“VGR”), to acquire all the outstanding common shares of (the “New Valley Common Shares”) of New Valley Corporation (“New Valley”) not already owned by VGR for 0.461 shares of Vector Common Stock for each New Valley Common Share.
     In rendering the opinions expressed below, we have examined and relied upon the following documents in the forms provided to us by or on behalf of Vector: the certificate of incorporation of Vector, as amended to date; the current By-Laws of Vector; the Registration Statement (excluding the annexes and appendices thereto); the resolutions (the “Resolutions”) adopted by the Board of Directors of Vector (the “Board of Directors”) relating to the Offer and the issuance of the shares of Vector Common Stock to be issued in connection with the Offer; and such other documents as we have deemed necessary as a basis for the opinions expressed below. We have assumed for purposes of this opinion the due incorporation and organization of Vector. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon certificates of government officials and of Vector and its officers and upon statements made in the Registration Statement.
     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we deemed necessary as a basis for the opinions expressed below, we are of the opinion that the shares of Vector Common Stock being registered under the Registration Statement, when issued on the terms provided for in the Offer, will be validly issued, fully paid and nonassessable.
     In connection with our opinion expressed above, we have also assumed that: (i) the Resolutions were adopted by the Board of Directors at a meeting of the Board of Directors held after due notice thereof at which a quorum of the duly elected directors of Vector was present and acting throughout; (ii) there will be a sufficient number of authorized and unissued shares of Vector Common Stock to satisfy the obligations of Vector to issue shares of Vector Common Stock as provided for in the Offer and that none of such shares of Vector Common Stock will have been previously subscribed for or otherwise committed to be issued; (iii) prior to the issuance of the shares of Vector Common Stock to be issued on the terms provided for in the Offer, Vector, or VGR on its behalf, will receive for each share of Vector Common Stock to be issued on the terms provided for in the Offer New Valley Common Shares having a value at least equal to the par value of a share of Vector Common Stock; and (iv) upon consummation of the Offer, Vector will issue certificates, containing the information required by Section 151(f) of the General Corporation Law of the State of Delaware, representing the shares of Vector Common Stock, and that such certificates shall represent the proper number of shares of Vector Common Stock to be issued pursuant to the Offer.
     We hereby consent to the filing of this opinion as exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     The opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond those expressly stated herein. We assume no obligation to revise or supplement this opinion should the applicable law be changed by legislative action, judicial decision or otherwise after the date of this opinion.
     The foregoing opinions are limited to matters involving the General Corporation Law of the State of Delaware and we do not express any opinion as to the laws of any other jurisdiction.

     This opinion is furnished to you in connection with your filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without our prior written consent.

Very truly yours,

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